EXHIBIT 2


                          STOCK OPTION AGREEMENT

            STOCK OPTION AGREEMENT (this "Agreement"), dated as of March 2, 1998, between Unitrode Corporation, a Maryland corporation
("Grantee"), and BENCHMARQ Microelectronics, Inc., a Delaware corporation (the "Company").

            WHEREAS, the Company, Grantee and Merrimack Corporation, a Delaware corporation and a wholly owned subsidiary of Grantee ("Newco"), have contemporaneously with the execution of this Agreement, entered into an Agreement and Plan of Merger dated March 2, 1998 (the "Merger Agreement") which provides, among other things, that Newco shall be merged with and into the Company pursuant to the terms and conditions thereof; and

            WHEREAS, as an essential condition and inducement to Grantee's entering into the Merger Agreement and in consideration therefor, the Company has agreed to grant Grantee the Option (as hereinafter defined);

            NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereby agree as follows:


            1. GRANT OF OPTION. The Company hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, 955,158 shares (such shares being referred to herein as the "Option Shares") of fully paid and nonassessable common stock, par value $.001 per share, of the Company ("Company Common Stock"), equal to approximately ten percent (10%) of the number of shares of Company Common Stock issued and outstanding (on a fully diluted basis after giving effect to the exercise of the Option) as of the date hereof at a purchase price of $17.53 per share of Company Common Stock, as adjusted in accordance with the provisions of Section 8 (such price, as adjusted if applicable, the "Option Price").

            2. (a) EXERCISE OF OPTION. Grantee may exercise the Option, in whole or part, and from time to time, if, but only if, a Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Option Termination Event (as hereinafter defined), provided that Grantee shall have sent the written notice of such exercise (as provided in Subsection 2(e) on or prior to the last date of the one
(1) year period following such Triggering Event (the "Option Expiration
Date").

            (b) OPTION TERMINATION EVENTS. The term "Option Termination Event" shall mean any of the following events:

                  (i)  the Effective Time (as defined in the Merger
      Agreement); or

                  (ii) termination of the Merger Agreement (A) by either party pursuant to Subsection 9.1(d) of the Merger Agreement, provided that the matter giving rise to the Order (as defined in the Merger Agreement) providing the basis for termination under Subsection 9.1(d) of the Merger Agreement shall not have been initiated by the Company or any Person who initiates an Acquisition Proposal (as such item is defined in the Merger Agreement), (B) by the Company pursuant to Subsection 9.1(c), Subsection 9.1(h) or Subsection 9.1(j) of the Merger Agreement, (C) by either the Company or the Grantee pursuant to Subsection 9.1(g) of the Merger Agreement, (D) by both parties pursuant to Subsection 9.1(a) of the Merger Agreement, (E) by the Company or the Grantee pursuant to Subsection 9.1(e) of the Merger Agreement (if there then exists circumstances that would permit termination of the Merger Agreement by the Company pursuant to Subsection 9.1(e) of the Merger Agreement), (F) by the Acquiror pursuant to Subsection 9.1(i)(i) (if circumstances exist that would allow the Company to terminate the Merger Agreement pursuant to Subsection 9.1(h) of the Merger Agreement) or (G) by either party pursuant to any other provision of the Merger Agreement; provided (in the case of this Subsection 2(b)(ii)(G)) such termination occurs prior to the occurrence of an Acquisition Proposal.

            (c) TRIGGERING EVENTS. The term "Triggering Event" shall mean the occurrence (after the date hereof) of any of the following events:

                  (i) any Person (other than the Grantee or any Subsidiary of the Grantee) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act) or shall have filed a registration statement under the Securities Act with respect to a tender offer or exchange offer to purchase any shares of Company Common Stock such that, upon consummation of such offer, such Person would own or control 10% or more of the then outstanding Company Common Stock;

                  (ii) the Company or any Subsidiary of the Company shall have authorized, recommended, proposed or publicly announced an intention to authorize, recommend or propose, or entered into, an agreement with any Person (other than the Grantee or any Subsidiary of the Grantee) to (A) effect a merger, reorganization, consolidation, share exchange or other business combination or similar transaction involving the Company or any of its Significant Subsidiaries, (B) sell, lease or otherwise dispose of assets of the Company or its Subsidiaries representing 10% or more of the consolidated assets of the Company other than in the ordinary course of business or (C) issue, sell or otherwise dispose of (including by way of merger, reorganization, consolidation, share exchange or other business combination or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 10% or more of the voting power of the Company or any of its Significant Subsidiaries; or

                  (iii) any Person (other than the Grantee or any Subsidiary of the Grantee or the Company or, in a fiduciary capacity, any Subsidiary of the Company) shall have, subsequent to the date of this Agreement, acquired beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange
      Act) or the right to acquire beneficial ownership of, or any "Group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 10% or more of the then outstanding Company Common Stock.

            (d) NOTICE OF TRIGGERING EVENT. The Company shall notify Grantee in writing as promptly as practicable, and in any event within 24 hours, of the occurrence of any Triggering Event, it being understood that the giving of such notice by the Company shall not be a condition to the right of Grantee to exercise the Option or for a Triggering Event to have occurred.

            (e) NOTICE OF EXERCISE; CLOSING. In the event that Grantee is entitled to and wishes to exercise the Option, it shall send to the Company a written notice (such notice being herein referred to as an "Exercise Notice" and the date of issuance of an Exercise Notice being herein referred to as the "Notice Date") specifying (i) the total number of shares (or other Option Securities (as hereinafter defined)) it will purchase pursuant to such exercise and (ii) a place and date not earlier than three (3) Business Days nor later than forty (40) Business Days from the Notice Date for the closing of such purchase (the "Option Closing Date"); provided, that if the closing of the purchase and sale pursuant to the Option (the "Option Closing") cannot be consummated, by reason of any applicable Order, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated; and provided further, without limiting the foregoing, that if, in the reasonable opinion of Grantee, prior notification to or approval of any regulatory agency is required in connection with such purchase, the Company or Grantee, as the case may be, shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. In the event that
(x) Grantee receives official notice that an approval of any regulatory authority required for the purchase of Option Shares (or other Option Securities) would not be issued or granted or (y) an Option Closing Date shall not have occurred within one (1) year after the related Notice Date due to the failure to obtain any such required approval, Grantee shall, to the extent permitted by applicable Law, nevertheless be entitled to exercise its rights as set forth herein, including without limitation the rights set forth in Subsection 8(a) and Grantee shall be entitled to exercise the Option (or Substitute Option (as defined herein)) in connection with the resale of the Company Common Stock or other Option Securities pursuant to a registration statement as provided in Section 9.

            (f) PURCHASE PRICE. At the Option Closing, Grantee shall pay to the Company the aggregate Option Price in immediately available funds by wire transfer to a bank account designated by the Company, provided that failure or refusal of the Company to designate such a bank account shall not preclude Grantee from exercising the Option.

            (g) ISSUANCE OF COMPANY COMMON STOCK. At the Option Closing, simultaneously with the delivery of immediately available funds as provided in Subsection 2(f), the Company shall deliver to Grantee a certificate or certificates representing the number of shares of Company Common Stock (or other Option Securities) purchased by Grantee and, if the Option should be exercised in part only, a new Option evidencing the rights of Grantee thereof to purchase the balance of the shares (or other Option Securities) purchasable hereunder. If at the time of issuance of any Option Shares pursuant to an exercise of all or part of the Option hereunder, the Company shall have issued any rights or other securities which are attached to or otherwise associated with the Company Common Stock, then each Option Share issued pursuant to such exercise shall also represent such rights or other securities with terms substantially the same as and at least as favorable to Grantee as are provided under any shareholder rights agreement or similar agreement of the Company then in effect.

            (h) LEGEND. Certificates for Company Common Stock (or other Option Securities) delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

      "The transfer of the shares represented by this certificate is subject to resale restrictions arising under the Securities Act of 1933, as amended."

It is understood and agreed that the reference to the resale restrictions of the Securities Act of 1933, as amended (the "Securities Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Grantee shall have delivered to the Company a copy of a letter from the staff of the SEC, or an opinion of counsel, reasonably satisfactory to the Company, to the effect that such legend is not required for purposes of the Securities Act. In addition, such certificates shall bear any other legend as may be required by Law.

            (i) RECORD GRANTEE; EXPENSES. Upon the delivery by Grantee to the Company of the Exercise Notice and the tender of the applicable Option Price in immediately available funds, Grantee shall be deemed to be the holder of record of the shares of Company Common Stock (or other Option Securities) issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares of Company Common Stock (or other Option Securities) shall not then be actually delivered to Grantee or the Company shall have failed or refused to designate the bank account described in Subsection 2(f). The Company shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 2 in the name of Grantee. The Grantee shall pay all expenses and any and all United States federal, state, local or other taxes or charges that may be payable in connection with the issuance and delivery of stock certificates or a substitute option agreement in the name of any assignee, transferee or designee of Grantee.

            3. EVALUATION OF INVESTMENTS. Grantee, by reason of its knowledge and experience in financial and business matters, believes itself capable of evaluating the merits and risks of an investment in the Option and the securities to be purchased/sold pursuant to this Agreement (collectively the "Option Securities.")

            4. DOCUMENTS DELIVERED. Grantee acknowledges receipt of copies of the following documents:

            (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1996;

            (b) The Company's Proxy Statement for the meeting of the Company's stockholder held April 16, 1997; and

            (c) The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

            5. INVESTMENT INTENT. Grantee represents and warrants that it is entering into this Agreement and is acquiring and/or will acquire the Option Securities for its own account and not with a view to resale or distribution of all or any part of the Option Securities in violation of applicable Law.

            6. RESERVATION OF SHARES. The Company agrees (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Company Common Stock (and other Option Securities) issuable pursuant to this Agreement so that the Option may be exercised without additional authorization of Company Common Stock (or such other Option Securities) after giving effect to all other options, warrants, convertible securities and other rights to purchase Company Common Stock (or such other Option Securities); (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by the Company; (iii) promptly to take all action as may from time to time be required in order to permit Grantee to exercise the Option and the Company to duly and effectively issue shares of Company Common Stock (or other Option Securities) pursuant hereto; and
(iv) (to the extent agreed to herein) promptly to take all action provided herein to protect the rights of Grantee against dilution.

            7. DIVISION OF OPTION; LOST OPTIONS. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of the Company, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Company Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, the Company will execute and deliver a new Agreement of like tenor and date.

            8. ADJUSTMENT UPON CHANGES IN CAPITALIZATION. The number of shares of Company Common Stock purchasable upon the exercise of the Option shall be subject to adjustment from time to time as provided in this Section 8.

            (a) ADDITIONAL SHARES ADJUSTMENT. Excluding issuances contemplated by Subsection 8(b), in the event that any additional shares of Company Common Stock, or any rights, options, warrants, subscriptions, calls, convertible securities or other agreements or commitments obligating the Company to issue any shares of Company Common Stock, are issued or otherwise become outstanding after the date hereof (an "Increase"), the number of shares of Company Common Stock subject to the Option shall be increased by a number of shares equal to the product of
(A) a fraction, the numerator of which is the number of shares of Company Common Stock for which the Option was exercisable immediately prior to the Increase and the denominator of which is the number of shares of Company Common Stock specified in Section 1 and (B) the product of (i) ten percent (10%) and (ii) the number of shares of Company Common Stock issued and outstanding on a fully diluted basis immediately after the Increase minus the number of shares of Company Common Stock issued and outstanding on a fully diluted basis immediately prior to the Increase; provided that the number of shares of Company Common Stock subject to the Option shall in no event exceed ten percent (10%) of the issued and outstanding shares of Company Common Stock on a fully diluted basis immediately prior to exercise.

            (b) TRANSACTION ADJUSTMENT. In the event of any change in Company Common Stock by reason of stock dividends, splits, mergers, recapitalization, combinations, subdivisions, conversions, exchanges of shares or other similar transactions then, the type and number of shares of Company Common Stock purchasable upon exercise hereof shall be appropriately adjusted so that Grantee shall receive upon exercise of the Option and payment of the aggregate Option Price hereunder the number and class of shares or other securities or property that Grantee would have received in respect of Company Common Stock if the Option had been exercised in full immediately prior to such event, or the record date therefor, as applicable.

            (c) OPTION PRICE ADJUSTMENT. Whenever the number of shares of Company Common Stock subject to this Option are adjusted pursuant to Subsection 8(a) or 8(b) the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the aggregate number of shares of Company Common Stock purchasable under the Option prior to the adjustment and the denominator of which shall be equal to the aggregate number of shares of Company Common Stock purchasable under the Option immediately after the adjustment.

            9. REGISTRATION RIGHTS. The Company will, if requested by the Grantee at any time and from time to time within two (2) years of a Triggering Event (the "Registration Period"), as expeditiously as practicable prepare, file and cause to be made effective up to two registration statements under the Securities Act if such registration is necessary or desirable in order to permit the offering, sale and delivery of any or all shares of Company Common Stock (or other Option Securities) that have been acquired by or are issuable to the Grantee upon exercise of the Option in accordance with the intended method of sale or other disposition stated by the Grantee, including, at the sole discretion of the Company, a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and the Company will use all reasonable efforts to qualify such shares or other Option Securities under any applicable state securities laws. Without the Grantee's prior written consent, no other securities may be included in any such registration. The Grantee agrees to use all reasonable efforts to cause, and to cause any underwriters of any sale or other disposition to cause, any sale or other disposition pursuant to such registration statement to be effected on a widely distributed basis so that upon consummation thereof no purchaser or transferee will own beneficially more than 5% of the then outstanding voting power of the Company. The Company will use all reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective for such period not in excess of 180 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of the Company hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding ninety (90) days in the aggregate if the Board of Directors of the Company shall have determined in good faith that the filing of such registration or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect the Company. The expenses associated with the preparation and filing of any such registration statement pursuant to this Section 9 and any sale covered thereby (including any fees related to blue sky qualifications and filing fees in respect of the Securities and Exchange Commission or the National Association of Securities Dealers, Inc.) ("Registration Expenses") will be for the account of the Company except for underwriting discounts or commissions or brokers' fees in respect to shares of Company Common Stock (or other Option Securities) to be sold by the Grantee and the fees and disbursements of the Grantee's counsel; provided, however, that the Company will not be required to pay for any Registration Expenses with respect to such registration if the registration request is subsequently withdrawn at the request of the Grantee unless the Grantee agrees to forfeit its right to request one registration; provided further, however, that, if at the time of such withdrawal the Grantee has learned of a material adverse change in the results of operations, condition, business or prospects of the Company from that known to the Grantee at the time of its request and has withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Grantee will not be required to pay any of such expenses and will retain all remaining rights to request registration. The Grantee will provide all information reasonably requested by the Company for inclusion in any registration statement to be filed hereunder. If during the Registration Period the Company shall propose to register under the Securities Act the offering, sale and delivery of Company Common Stock for cash for its own account or for any other stockholder of the Company pursuant to a firm underwriting, it will, in addition to the Company's other obligations under this
Section 9, allow the Grantee the right to participate in such registration provided that the Grantee participates in the underwriting; provided, however, that, if the managing underwriter of such offering advises the Company in writing that in its opinion the number of shares of Company Common Stock (or other Option Securities) requested to be included in such registration exceeds the number which can be sold in such offering, the Company will, after fully including therein all shares of Company Common Stock and/or Option Securities to be sold by the Company, include the shares of Company Common Stock (or other Option Securities) requested to be included therein by Grantee pro rata (based on the number of shares of Company Common Stock or other Option Securities intended to be included therein) with the shares of Company Common Stock or other Option Securities intended to be included therein by Persons other than the Company. In connection with any offering, sale and delivery of Company Common Stock pursuant to a registration statement effected pursuant to this Section 9, the Company and the Grantee will provide each other and each underwriter of the offering with customary representations, warranties and covenants, including covenants of indemnification and contribution. For purposes of determining whether two requests have been made under this Section 9, only requests relating to a registration statement that has become effective under the Securities Act and pursuant to which the Grantee has disposed of all shares of Company Common Stock covered thereby in the manner contemplated therein will be counted. The registration rights granted under this Section 9 are subject to and are limited by any registration rights previously granted by the Company and the Grantee acknowledges the registration rights granted under this Section 9 shall be construed subject to any such limitations.

            10. REPURCHASE OF OPTION AND OPTION SHARES. (a) Within ten
(10) Business Days following the occurrence of a Repurchase Event (as defined herein), the Company shall (i) deliver an offer (an "Option Repurchase Offer") to repurchase the Option from Grantee at a price (the "Option Repurchase Price") equal to the amount by which (A) the Competing Transaction Price (as defined below) exceeds (B) the Option Price, multiplied by the maximum number of shares for which the Option may then be exercised by the Grantee, and (ii) deliver an offer (an "Option Share Repurchase Offer") to repurchase the Option Shares from each owner of Option Shares from time to time (each, an "Owner") at a price (the "Option Share Repurchase Price") equal to the amount by which (A) the Competing Transaction Price exceeds (B) the Option Price, multiplied by the number of Option Shares then held by such Owner. The term "Competing Transaction Price" shall mean, as of any date for the determination thereof, the price per share of Common Stock paid pursuant to the consummation of any Acquisition Proposal (such consummated Acquisition Proposal being referred to herein as a "Competing Transaction") or, in the event of a sale of assets of the Company, the last per-share sale price of Company Common Stock on the fourth trading day following the announcement of such sale. If the consideration paid or received in the Competing Transaction shall be other than in cash, the per share value of such consideration (on a fully diluted basis) shall be determined by a nationally recognized investment banking firm selected by Grantee and reasonably acceptable to the Company, which determination shall be conclusive for all purposes of this Agreement.

            (b) REPURCHASE REQUEST. Upon the occurrence of a Repurchase Event and whether or not the Company shall have made an Option Repurchase Offer or Option Share Repurchase Offer under Section 10(a), (i) at the request (the date of such request being the "Option Repurchase Request Date") of Grantee delivered prior to the Option Termination Date, the Company shall repurchase the Option from Grantee at the Option Repurchase Price and (ii) at the request (the date of such request being the "Option Share Repurchase Request Date") of any Owner delivered prior to the Option Termination Date, the Company shall repurchase such number of the Option Shares (to the extent clearly identifiable as such) from the Owner as the Owner shall designate at the Option Share Repurchase Price.

            (c) REPURCHASE PROCEDURES. Grantee or the Owner, as the case may be, may (i) accept the Company's Option Repurchase Offer or Option Share Repurchase Offer under Subsection 10(a) or (ii) exercise its right to require the Company to repurchase the Option or any Option Shares, as the case may be, pursuant to Subsection 10(b) by a written notice or notices stating that Grantee or the Owner, as the case may be, elects to accept such offer or to require the Company to repurchase the Option or the Option Shares in accordance with the provisions of this Section 10. As promptly as practicable, and in any event within five (5) Business Days, after the surrender to the Company of this Agreement or Certificates for Option Shares, as applicable, following receipt of a notice under this Subsection 10(c), the Company shall deliver or cause to be delivered to Grantee the Option Repurchase Price or to the Owner the Option Share Repurchase Price, as the case may be.

            (d) REGULATORY APPROVALS. The Company hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish any repurchase contemplated by this Section 10. Nonetheless, to the extent that the Company is prohibited under applicable Law from repurchasing the Option or any Option Shares in full, the Company shall immediately so notify Grantee or the Owner and thereafter deliver or cause to be delivered, from time to time, to Grantee or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five (5) Business Days after the date on which the Company is no longer so prohibited; provided, however, that if the Company at any time after delivery of a notice of repurchase pursuant to Section 10(b) hereof is prohibited under applicable Law, from delivering to Grantee or the Owner, as appropriate, the Option Repurchase Price or the Option Share Repurchase Price, respectively, in full, Grantee or the Owner, as appropriate, may revoke its notice of repurchase of the Option or the Option Shares, respectively, either in whole or in part whereupon, in the case of a revocation in part, the Company shall promptly (i) deliver to Grantee or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that the Company is not prohibited from delivering after taking into account any such revocation and (ii) deliver, as appropriate, either (A) to Grantee, a new Agreement evidencing the right of Grantee to purchase that number of shares of Company Common Stock equal to the number of shares of Company Common Stock purchasable immediately prior to the delivery of the notice of repurchase less the number of shares of Company Common Stock covered by the portion of the Option repurchased or (B) to the Owner, a certificate for the number of Option Shares covered by the revocation. If an Option Termination Event shall have occurred prior to the date of the notice by the Company described in the first sentence of this Subsection 10(d), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, Grantee shall nonetheless have the right to exercise the Option until the expiration of such thirty
(30) day period.

            (e) DEFINITION. The term "Repurchase Event" shall mean a Triggering Event followed by the consummation of any transaction included in the definition of Competing
Transaction.

            (f) COMPETING TRANSACTION. Notwithstanding anything to the contrary in Subsections 2(a), the delivery of a notice by Grantee or an Owner under Subsection 10(b) hereof specifying that such notice is based on the Company's public announcement of the execution of an agreement providing for a Competing Transaction shall be deemed to constitute an election to exercise the Option, as to the number of Option Shares not heretofore purchased pursuant to one or more prior exercises of the Option, on the fifth Business Day following the public announcement of the consummation of the transaction contemplated by such agreement, in which event a closing shall occur with respect to such unpurchased Option Shares in accordance with Subsection 2(e).

            (g) REPRESENTATIONS. In connection with any purchase/sale of the Option or the Option Shares pursuant to this Section 10, the Grantee and/or the Owner, as applicable, will be required to represent and warrant to the Company that such Person is the owner of the Option/Option Shares being purchased, free and clear of all adverse claims and that such Person will deliver good title to such Option/Option Shares to the Company, free and clear of all adverse claims, upon consummation of any purchase/sale pursuant to this Section 10.

            11. SUBSTITUTE OPTION IN THE EVENT OF CORPORATE CHANGE. (a) In the event that prior to an Option Termination Event, the Company shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into the Company and the Company shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Company Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Company Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Grantee, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation subsequent to the consolidation, merger or sale in question.

            (b) DEFINITIONS. The following terms have the meanings indicated:

                  (1) "Acquiring Corporation" shall mean (i) the
            continuing or surviving corporation of a consolidation or merger with the Company (if other than the Company), (ii) the Company in a merger in which the Company is the continuing or surviving person, and (iii) the transferee of all or substantially all of the Company's assets.

                  (2) "Substitute Common Stock" shall mean the common
            stock issued by the Company upon exercise of the Substitute
            Option.

                  (3) "Assigned Value" shall mean the Competing Transaction
            Price, as defined in Section 10.

                  (4) "Average Price" shall mean the average closing
            price of a share of the Substitute Common Stock for the ninety (90) days immediately preceding the consolidation, merger or sale in question; provided that if the Company is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the Company, the Person merging into the Company or by any company which controls or is controlled by such Person subsequent to the consideration merger or sale in question, as Grantee may elect.

            (c) TERMS OF THE SUBSTITUTE OPTION. The Substitute Option shall have the same terms as the Option; provided that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Grantee. The issuer of the Substitute Option shall also enter into an agreement with Grantee in substantially the same form as this Agreement, which agreement shall be applicable to the Substitute Option.

            (d) SUBSTITUTE COMMON STOCK. The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Company Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Company Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

            (e) LIMITATION. In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than ten percent (10%) of the shares of Substitute Common Stock issued and outstanding prior to exercise of the Substitute
Option.

            (f) ASSUMPTION OF OBLIGATION. The Company shall not enter into any transaction described in Subsection 11(a) unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of the Company hereunder.

            12. EXTENSION OF TIME FOR REGULATORY APPROVALS. The periods related to exercise of the Option and the other rights of Grantee hereunder shall be extended (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods and (ii) to the extent necessary to avoid liability under Section 10(b) of the Exchange Act by reason of such exercise.

            13. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to Grantee as follows:

            (a) AUTHORITY. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by the Company. This Agreement is the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity.

            (b) CORPORATE ACTION. The Company has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Company Common Stock equal to the maximum number of shares of Company Common Stock at any time and from time to time issuable hereunder, and all such shares of Company Common Stock, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all Liens and not subject to any preemptive rights.

            (c) NO CONFLICT. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation pursuant to any provisions of the Certificate of Incorporation or by-laws of the Company or any Subsidiary of the Company, subject to obtaining any approvals or consents contemplated hereby, result in any violation of any loan or credit agreement, note, mortgage, indenture, lease, plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any Subsidiary of the Company or their respective properties or assets.

            (d) ANTI-TAKEOVER STATUTES. The provisions of Section 203 of the General Corporation Law of the State of Delaware will not, prior to the termination of this Agreement, apply to this Agreement or the transactions contemplated hereby and thereby. The Company has taken, and will in the future take, all steps necessary to irrevocably exempt the transactions contemplated by this Agreement from any other applicable state takeover law and from any applicable charter or contractual provision containing change of control or anti-takeover provisions.

            14. ASSIGNMENT. The Company may not assign any of its rights or obligations under this Agreement or the Option created hereunder to any other Person, without the express written consent of Grantee. Grantee may not assign any of its rights or obligations under this Agreement or the Option created hereunder to any other Person without the consent of the Company (which consent will not be unreasonably withheld).

            15. APPLICATION FOR REGULATORY APPROVAL. Each of Grantee and the Company will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Company Common Stock issuable hereunder on the Nasdaq National Market of The Nasdaq Stock Market, Inc. upon official notice of issuance.

            16. SPECIFIC PERFORMANCE. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

            17. SEPARABILITY OF PROVISIONS. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

            18. NOTICES. All notices, claims, demands and other communications hereunder shall be deemed to have been duly given or made when delivered in person, by registered or certified mail (postage prepaid, return receipt requested), by overnight courier or by facsimile at the respective addresses of the parties set forth in the Merger Agreement.

            19. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

            20. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original, but all of which shall constitute one and the same agreement.

            21. DEFINITIONS. Capitalized terms used and not defined herein shall have the meanings set forth in the Merger Agreement.

            22. EXPENSES. Except as otherwise expressly provided herein or in the Merger Agreement, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

            23. ENTIRE AGREEMENT. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein. Any provision of this Agreement may be waived only in writing at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

            24. FIRST REFUSAL. If the Grantee shall desire to sell, assign, transfer or otherwise dispose of all or any of the shares of Company Common Stock or other Option Securities acquired by it pursuant to the Option, it will give the Company written notice of the proposed transaction (an "Offeror's Notice"), identifying the proposed transferee, accompanied by a copy of a binding to purchase such shares of Company Common Stock, Options or other Option Securities signed by such transferee and setting forth the terms of the proposed transaction. An Offeror's Notice will be deemed an offer by the Grantee to the Company, which may be accepted, in whole but not in part, within ten (10) Business Days of the receipt of such Offeror's Notice, on the same terms and conditions and at the same price at which the Grantee is proposing to transfer such shares of Company Common Stock, Options or other Option Securities to such transferee. The purchase of any such shares of Company Common Stock, Options or other Option Securities by the Company will be settled within ten (10) Business Days of the date of the acceptance of the offer and the purchase price will be paid to the Grantee in immediately available funds. In the event of the failure or refusal of the Company to purchase all the shares of Company Common Stock, Options or other Option Securities covered by an Offeror's Notice, the Grantee may, within sixty (60) days from the date of the Offeror's Notice, sell all, but not less than all, of such shares of Company Common Stock, Options or other Option Securities to the proposed transferee at no less than the price specified and on terms no more favorable than those set forth in the Offeror's Notice; provided, however, that the provisions of this sentence will not limit the rights the Grantee may otherwise have if the Company has accepted the offer contained in the Offeror's Notice and wrongfully refuses to purchase the shares of Company Common Stock, Options or other Option Securities subject thereto. The requirements of this Section 24 will not apply to (a) any disposition as a result of which the proposed transferee would own beneficially not more than 2% of the outstanding voting power of the Company, (b) any disposition of Company Common Stock or other Option Securities by a Person to whom the Grantee has assigned its rights under the Option with the consent of the Company, (c) any sale by means of a public offering registered under the Securities Act or (d) any transfer to a wholly-owned Subsidiary of the Grantee which agrees in writing to be bound by the terms hereof.

            25. LIMITATION OF GRANTEE PROFIT. (a) Notwithstanding any other provision of this Agreement, in no event shall Grantee's Total Profit (as hereinafter defined) exceed in the aggregate $7,278,000 and, if it otherwise would exceed such amount, Grantee, at its sole election, shall either (i) reduce the number of shares of Company Common Stock subject to this Option, (ii) deliver to the Company for cancellation Option Shares previously purchased by Grantee, (iii) pay cash to the Company, or (iv) any combination thereof, so that Grantee's actually realized Total Profit shall not exceed in the aggregate $7,278,000 after taking into account the foregoing actions.

            (b) As used herein, the term "Total Profit" shall mean the sum of (i) (x) the amount (before taxes but net of reasonable and customary commissions paid or payable in connection with such transaction) received or receivable by the Grantee pursuant to the sale of Option Shares (or any other securities or property into which such Option Shares are converted or exchanged) to any unaffiliated Person(s) or to the Company with respect to such Option Shares (or any other securities or property into which such Option Shares are converted or exchanged), less (y) Grantee's purchase price for such Option Shares (or any other securities or property into which such Option Shares are converted or exchanged), (ii) any amounts (before taxes but net of reasonable and customary commissions paid or payable in connection with such transaction) received or receivable by the Grantee on the transfer of the Option (or any portion thereof) to any unaffiliated Person(s) (if permitted hereunder) or to the Company, (iii) any equivalent amount(s) with respect to the Substitute Option, and (iv) the amount received by the Grantee pursuant to Subsection 9.2(b) of the Merger Agreement.

            26. FURTHER ASSURANCES. In the event of any exercise of the Option by Grantee, the Company and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise. Nothing contained in this Agreement shall be deemed to authorize the Company or Grantee to breach any provision of the Merger Agreement.


            IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                              UNITRODE CORPORATION


                              By: /s/ Robert J. Richardson
                                  _________________________________
                                  Name:  Robert J. Richardson
                                  Title: President and Chief
                                         Executive Officer


                              BENCHMARQ MICROELECTRONICS, INC.


                              By: /s/ Alan R. Schuele
                                  __________________________________
                                  Name:  Alan R. Schuele
                                  Title: President and Chief
                                         Executive Officer